EXHIBIT 12
                    BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                                              For the Nine
                                              Months Ended
                                             September 30,
                                                  1996
1. Earnings

   (a) Income from continuing operations
before deductions for taxes and interest         $4,098

   (b) Portion of rental expense
representative of interest factor                    67

   (c) Equity in losses from less-than-50%
owned investments (accounted for under the
equity method of accounting)                         49

   (d) Excess of earnings over distributions
of less-than-50%-owned investments
(accounted for under the equity method of
accounting)                                         (29)

     TOTAL                                       $4,185

2. Fixed Charges

   (a) Interest                                    $545

   (b) Portion of rental expense
representative of interest factor                    67

     TOTAL                                         $612

   Ratio (1 divided by 2)                           6.8